Exhibit 99.1

Yadkin Valley Financial Corporation Announces

Third Quarter 2009 Results

Third Quarter Financial Highlights:

•                  Tier 1, tier 1 risk based capital, and total risk based capital ratios of 7.83%, 9.31%, and 10.53%, respectively for the bank holding company as reported to the Federal Reserve

•                  Provision for loan losses of $18.3 million, an increase of $1.8 million compared to the second quarter 2009

•                  Loan loss reserves increased to 3.21% of total gross loans or 3.30% of total loans held for investment, compared to 2.62% of total gross loans or 2.82% of total loans held for investment in the second quarter 2009

•                  Nonperforming loans increased to 2.70% of total gross loans from 1.82% in the second quarter 2009

•                  Nonperforming assets increased to 2.68% of total assets from 1.84% in the second quarter 2009

•                  Net charge-offs increased to $10.3 million or 2.39% of average loans on an annualized basis, compared to $1.1 million or 0.27% on an annualized basis in the second quarter 2009

•                  Net interest margin was 3.82%, an increase of six basis points compared to 3.76% in the second quarter

•                  Net loss of $68.7 million or $4.26 per diluted share (including preferred dividends), which includes a non-cash goodwill impairment charge of $61.6 million

•                  Excluding the goodwill impairment charge, the third quarter net loss was $7.1 million or $0.44 per diluted share

Elkin, NC – October 22, 2009 – Yadkin Valley Financial Corporation (NASDAQ: YAVY), the holding company for Yadkin Valley Bank and Trust Company, announced financial results for the third quarter ended September 30, 2009. The Company reported a net loss to common shareholders of $68.7 million or $4.26 per diluted share. The net loss primarily reflects a goodwill impairment charge of $61.6 million to write off the majority of the Company’s goodwill which has accumulated with each acquisition beginning in 2002. This charge is a non-cash accounting transaction that will not impact cash flows, liquidity, tangible capital ratios, and the Company’s ability to conduct business and is primarily due to the current state of the financial markets and Yadkin Valley’s stock price performance during 2009. The remaining goodwill of $4.9 million at September 30, 2009 is related to the acquisition of Sidus Financial, LLC, the Company’s mortgage subsidiary. Excluding the impact of the goodwill impairment charge, the net loss for the third quarter of 2009 was $7.1 million or $0.44 per diluted share. This compares to a net loss of $7.1 million or $0.46 per diluted share in the second quarter of 2009.

Bill Long, President and CEO commented, “Our third quarter results were most significantly impacted by the $61.6 million goodwill impairment charge. As time progressed and bank stock valuations did not recover, we were compelled to evaluate our goodwill under the assumption that our share price would not recover from this unprecedented economic environment as quickly as we had originally anticipated. Accordingly, the goodwill impairment charge was necessary given the prolonged downturn in the economy.

“As we had anticipated, net charge-offs during the third quarter increased compared to the first half of 2009, and our elevated level of provision for loan losses was primarily due to an increase in recent charge-off activity. We continued to conservatively examine our loan portfolio during the third quarter, with a particular emphasis on real estate loans, and recorded write-downs on our nonperforming loans to net realizable values. The majority of the net charge-off activity that occurred during the third quarter was related to residential construction loans, and included the charge-off of one loan related to the lumber industry. We expect fourth quarter net charge-off activity to be similar to third quarter levels as we continue to aggressively work through our problem assets so that we can return to our focus on growth by early 2010.

“We are confident that the steps we are taking today to manage and work through our problem assets will allow us to emerge from the current credit cycle well-positioned to take advantage of the unique opportunities available across our markets. We are well-capitalized for regulatory purposes both at the bank and holding company level, and will continue to evaluate a number of capital raising options which would increase our already strong regulatory capital levels, support our growth initiatives, and absorb loan losses.”

Third Quarter 2009 Financial Highlights

Asset Quality

Nonperforming loans increased by $13.7 million to $45.7 million, or 2.70% of total gross loans, compared to $32.0 million, or 1.82% of total gross loans, as of the second quarter of 2009. The majority of the increase was due to the addition of $24.7 million in nonaccrual loans, which were primarily commercial real estate and land development loans, seven of which were in excess of $1.0 million. These increases were partially offset by $5.1 million in loans charged-off, $3.9 million in loans transferred to other real estate owned, and $700,000 in loans moved out of nonaccrual status at the end of the third quarter.

Nonperforming Loan Analysis

(Dollars in thousands)

	Third Quarter 2009		Second Quarter 2009
		% of		% of
	Outstanding	Total	Outstanding	Total
Loan Type	Balance	Loans	Balance	Loans
Construction/land development	$7,611	0.45%	7,567	0.43%
Residential construction	15,550	0.92%	8,415	0.48%
HELOC	1,425	0.08%	1,229	0.07%
1-4 Family residential	6,784	0.40%	2,754	0.16%
Multifamily residential	—	0.00%	0	0.00%
Commercial real estate	9,115	0.54%	8,177	0.46%
Commercial & industrial	4,390	0.26%	3,583	0.20%
Consumer & other	810	0.05%	282	0.02%
Total	$45,685	2.70%	$32,008	1.82%

Other real estate owned (OREO) totaled $9.4 million at the end of the third quarter, up from $7.8 million in the second quarter. The increase in OREO was primarily due to the addition of 15 properties, primarily commercial construction projects, commercial real estate, and 1-4 family residences totaling $4.7 million, offset by sales of $1.8 million and write-downs of $1.2 million. Total nonperforming assets were $55.1 million, or 2.68% of total assets, up from $39.8 million, or 1.84% of total assets, as of June 30, 2009.

During the third quarter of 2009, the provision for loan losses increased $1.8 million to $18.3 million compared to the second quarter. The allowance for loan losses increased to $54.3 million, an increase of $8.1 million compared to $46.2 million in the second quarter. Net charge-offs totaled 2.39% of average loans on an annualized basis compared to 0.27% on an annualized basis during the second quarter. Loan loss reserves as a percentage of total gross loans increased to 3.21%, up from 2.62% in the second quarter, and 3.30% of total loans held for investment, up from 2.82% in the second quarter. Loan loss reserves were 1.19 times nonperforming loans, a decrease from 1.44 times in the second quarter.

Out of the $54.3 million in total allowance for loans losses at September 30, 2009, the specific allowance for impaired loans accounted for $11.4 million, down from $12.0 million at the end of the second quarter. The remaining general allowance, $42.9 million, was attributed to unimpaired loans and was up from $34.2 million at the end of the second quarter. This increase in the general allowance was driven primarily by increased recent charge-offs.

Net Interest Income and Net Interest Margin

Net interest income totaled $18.4 million, an increase of $800,000 compared to the second quarter of 2009. The increase in net interest income is due to a 3% increase in average earning assets and a six basis point improvement in the net interest margin to 3.82% from 3.76% in the second quarter as deposits and borrowings repriced lower to a slightly greater extent than interest earning assets. The net interest margin was positively impacted by adjustments to assets and liabilities to their fair market values as part of purchase accounting treatment relating to the merger with American Community Bank. Excluding these fair market value adjustments, the core net interest margin was 2.93%, an increase of three basis points compared to the second quarter.

Non-Interest Income

Non-interest income decreased 39% to $4.6 million, compared to $7.6 million in the second quarter of 2009. The sequential decrease in non-interest income was primarily due to a 43% decrease in gains on mortgage loan sales related to a decrease in mortgage refinance activity as mortgage rates increased during the quarter. Also impacting non-interest income was a $1.2 million loss on the write-down and sale of other real estate owned.

Non-Interest Expense

Non-interest expense increased by $58.7 million to $77.7 million, compared to $19.0 million in the second quarter of 2009. The increase was primarily due to the non-cash goodwill impairment charge of $61.6 million. Excluding the goodwill impairment charge, non-interest expense decreased 15% due to a decrease of merger-related expenses of $1.9 million and a decrease in FDIC expense of $800,000 due to industry wide one-time assessments recorded in the second quarter.

Balance Sheet and Capital

Compared to the second quarter of 2009, total gross loans and deposits decreased 4% and 2%, respectively, while loans held for investment remained relatively flat. Loan growth within the Company’s Yadkin region, primarily in the commercial real estate and commercial and industrial portfolios, slightly offset a modest decrease in loan balances within the American Community region, while loan growth remained flat within the Company’s remaining regions due to continued slow loan demand from quality loan applicants.  The decrease in total gross loans was primarily attributable to a lower level of loans held for sale due to a decreased amount of mortgage refinance activity at Sidus as mortgage rates increased slightly during the quarter. The decrease in total deposits was related to runoff of higher cost CDs combined with the continued focus on lower cost deposit gathering as part of the Company’s strategy to reduce liability costs and improve the funding mix and net interest margin.

The Company remains well-capitalized for regulatory purposes. As of September 30, 2009, the Company’s Tier 1, tier 1 risk based capital, and total risk based capital ratios were 7.83%, 9.31% and 10.53%, respectively.

Conference Call

Yadkin Valley Financial Corporation will host a conference call at 10:00 a.m. EDT to discuss financial results, business highlights, and outlook. The call may be accessed by dialing 888-256-9119 at least 10 minutes prior to the call. A webcast of the call may also be accessed at http://investor.shareholder.com/media/eventdetail.cfm?mediaid=39293&c=YAVY&mediakey=565D0C649398A72B1B53DCAC8577A3FD&e=0 (Due to its length, this URL may need to be copied and pasted into your Internet browser’s address field. Remove the extra space if one exists.) A replay of the conference call will be available until October 29 by dialing 888-203-1112 and entering access code 8422505.

####

About Yadkin Valley Financial Corporation

Yadkin Valley Financial Corporation is the holding company for Yadkin Valley Bank and Trust Company, a full service community bank providing services in 42 branches throughout its five regions primarily in North Carolina. The Yadkin Valley Bank region serves Ashe, Forsyth, Surry, Wilkes, and Yadkin Counties.  The Piedmont Bank region serves Iredell and Mecklenburg Counties. The High Country Bank region serves Avery and Watauga Counties. The Cardinal State Bank region serves Durham, Orange, and Granville Counties. The American Community Bank region serves Mecklenburg and Union Counties in North Carolina, and Cherokee and York Counties in South Carolina.  The Bank provides mortgage lending services through its subsidiary, Sidus Financial, LLC, headquartered in Greenville, North Carolina and operates a loan production office in Wilmington, NC. Securities brokerage services are provided by Main Street Investment Services, Inc., a Bank subsidiary with five offices located in the branch network. Yadkin Valley Financial Corporation’s website is www.yadkinvalleybank.com.  Yadkin Valley shares are traded on NASDAQ under the symbol YAVY.

FORWARD LOOKING STATEMENTS

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective.  Such forward-looking statements include but are not limited to (1) statements regarding potential future economic recovery, (2)  statements with respect to our plans, objectives, expectations and intentions and other statements that are not historical facts, and (3) other statements identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” and “projects,” as well as similar expressions.  Such statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (2) the strength of the United States economy in general and the strength of the local economies in which we conduct operations may be different than expected resulting in, among other things, a deterioration in the credit quality or a reduced demand for credit, including the resultant effect on the company’s loan portfolio and allowance for loan losses; (3) the rate of delinquencies and amounts of charge-offs, the level of allowance for loan loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (4) changes in the U.S. legal and regulatory framework; and (5) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could have a negative impact on the company.  Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).  All subsequent written and oral forward-looking statements concerning the company or any person acting on its behalf is expressly qualified in its entirety by the cautionary statements above.  We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

For additional information contact:

William A. Long

President and Chief Executive Officer

(336) 526-6312

Jan H. Hollar

Executive Vice President and Chief Financial Officer

(704) 768-1161

Jan.hollar@yadkinvalleybank.com

Megan R. Malanga

Nvestcom Investor Relations

(954) 781-4393

megan.malanga@nvestcom.com

Yadkin Valley Financial Corporation

Condensed Consolidated Statements of Income (Loss)

(unaudited)

($ in thousands except share and per share data)

	For the Three Months Ended
	Sept 30,	June 30,	Sept 30,
	2009	2009	2008

INTEREST INCOME:
Interest and fees on loans	$24,731	$23,936	$17,552
Interest on federal funds sold	19	1	8
Interest and dividends on securities:
Taxable	1,311	1,363	1,335
Non-taxable	566	513	382
Interest-bearing deposits	10	10	161
TOTAL INTEREST INCOME	26,637	25,823	19,438
INTEREST EXPENSE:
Time deposits of $100,000 or more	4,517	3,734	2,951
Other interest bearing deposits	3,005	3,753	4,594
Borrowed funds	734	782	1,268
TOTAL INTEREST EXPENSE	8,256	8,269	8,813
NET INTEREST INCOME	18,381	17,554	10,625
PROVISON FOR LOAN LOSSES	18,286	16,457	1,334
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	96	1,097	9,291

NONINTEREST INCOME:
Service charges on deposit accounts	1,577	1,535	1,172
Other service fees	1,189	1,365	858
Net gain on sales of mortgage loans	2,751	4,802	1,872
Net loss on sales of investment securities	—	—	(966)
Income on investment in bank owned life insurance	235	234	238
Mortgage banking income (loss)	7	(207)	(11)
Other income (loss)	(1,124)	(122)	(105)
TOTAL NONINTEREST INCOME	4,635	7,607	3,058

NONINTEREST EXPENSES:
Salaries and employee benefits	7,762	8,299	5,136
Occupancy and equipment expense	1,858	1,842	1,307
Printing and supplies	345	272	176
Data processing	349	427	217
Communications expense	372	330	272
Advertising and marketing expense	357	213	376
Amortization of core deposit intangible	327	350	229
FDIC assessment expense	973	1,797	199
Loss on other than temporary impairment of securities	175	—	—
Goodwill impairment	61,566	—	—
Other expense	3,621	5,524	1,849
TOTAL NONINTEREST EXPENSE	77,705	19,054	9,761

INCOME (LOSS) BEFORE INCOME TAXES	(72,974)	(10,350)	2,588
INCOME TAX (BENEFIT)	(4,716)	(3,795)	795
NET INCOME (LOSS)	$(68,259)	$(6,555)	$1,793
Preferred stock dividend	440	528	—
NET INCOME (LOSS) TO COMMON SHAREHOLDERS	$(68,699)	$(7,083)	$1,793
INCOME (LOSS) PER COMMON SHARE:
Basic	$(4.26)	$(0.46)	$0.16
Diluted	$(4.26)	$(0.46)	$0.15

CASH DIVIDENDS PER COMMON SHARE	$—	$0.06	$0.13

AVERAGE SHARES OUTSTANDING:
Basic	16,129,632	15,322,043	11,525,277
Diluted	16,129,632	15,324,914	11,582,742

Yadkin Valley Financial Corporation

Consolidated Statements of Income (Loss)

(unaudited)

($ in thousands except share and per share data)

	For the Nine Months Ended
	Sept. 30	Sept. 30	Sept. 30,
	2009	2008	2007
INTEREST INCOME:
Interest and fees on loans	$64,695	$50,989	$50,694
Interest on federal funds sold	22	45	268
Interest and dividends on securities:
Taxable	3,849	3,985	3,895
Non-taxable	1,463	1,123	887
Interest-bearing deposits	31	301	110
TOTAL INTEREST INCOME	70,060	56,443	55,854
INTEREST EXPENSE:
Time deposits of $100,000 or more	11,351	8,633	8,858
Other time and savings deposits	10,718	14,105	14,123
Borrowed funds	2,141	3,350	1,520
TOTAL INTEREST EXPENSE	24,210	26,088	24,501
NET INTEREST INCOME	45,849	30,355	31,353
PROVISON FOR LOAN LOSSES	45,293	3,492	800
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	556	26,863	30,553

NON-INTEREST INCOME:
Service charges on deposit accounts	4,159	3,246	2,938
Other service fees	3,619	2,599	2,719
Net gain on sales of mortgage loans	10,751	5,429	4,394
Net loss on sales of investment securities	—	(972)	45
Income on investment in bank owned life insurance	701	706	785
Mortgage banking income (loss)	(507)	67	276
Other income (loss)	(1,206)	(41)	590
TOTAL NON-INTEREST INCOME	17,517	11,034	11,748

NON-INTEREST EXPENSES:
Salaries and employee benefits	21,688	15,052	14,453
Occupancy and equipment expense	5,028	3,578	2,987
Printing and supplies	849	557	409
Data processing	909	600	315
Communications expense	1,024	758	934
Advertising and marketing expense	946	712	372
Amortization of core deposit intangible	902	652	589
FDIC assessment expense	3,433	443	134
Loss on other than temporary impairment of securities	355	—	—
Goodwill impairment	61,566	—	—
Other expense	11,852	6,204	4,771
TOTAL NON-INTEREST EXPENSE	108,552	28,556	24,964

INCOME (LOSS) BEFORE INCOME TAXES	(90,478)	9,341	17,337
INCOME TAX (BENEFIT)	(11,505)	2,907	5,716
NET INCOME (LOSS)	$(78,973)	$6,434	$11,621
Preferred stock dividend	1,681	—	—
NET INCOME (LOSS) TO COMMON SHAREHOLDERS	$(80,654)	$6,434	$11,621

INCOME (LOSS) PER COMMON SHARE:
Basic	$(5.62)	$0.57	$1.10
Diluted	$(5.62)	$0.57	$1.08

CASH DIVIDENDS PER COMMON SHARE	$—	$0.39	$0.38

AVERAGE SHARES OUTSTANDING:
Basic	14,356,544	11,198,506	10,603,937
Diluted	14,356,544	11,275,946	10,782,365

Yadkin Valley Financial Corporation

Consolidated Balance Sheets

Unaudited

($ in thousands except share and per share data)

	As of
	Sept. 30,	Dec. 31,	Sept. 30,
	2009	2008*	2008
ASSETS
CASH AND CASH EQUIVALENTS
Cash and due from banks	$70,702	$22,554	$26,574
Federal funds sold	1	58	32
Interest-bearing deposits	2,984	3,411	12,515
TOTAL CASH AND CASH EQUIVALENTS	73,687	26,023	39,121

SECURITIES AVAILABLE FOR SALE	191,423	137,813	140,709

GROSS LOANS	1,646,326	1,187,569	1,118,619
Less: Allowance for loan losses	(54,270)	(22,355)	(16,526)
NET LOANS	1,592,056	1,165,214	1,102,093

LOANS HELD FOR SALE	46,911	49,929	44,841
ACCRUED INTEREST RECEIVABLE	7,649	5,442	6,284
PREMISES AND EQUIPMENT, NET	44,272	33,900	32,948
FORECLOSED REAL ESTATE	9,366	4,018	3,001
FEDERAL HOME LOAN BANK STOCK, AT COST	10,539	7,877	7,689
INVESTMENT IN BANK-OWNED LIFE INSURANCE	24,308	23,607	23,386
GOODWILL	4,944	53,503	54,149
CORE DEPOSIT INTANGIBLE	6,525	4,660	4,886
OTHER ASSETS	39,992	12,302	10,273

TOTAL ASSETS	$2,051,672	$1,524,288	$1,469,380

LIABILITIES AND SHAREHOLDERS’ EQUITY
DEPOSITS
Non-interest bearing demand deposits	$205,674	$153,573	$157,549
NOW, savings and money market accounts	413,694	283,891	278,827
Time certificates:
Over $100,000	549,493	333,375	285,162
Other	577,884	384,203	386,357
TOTAL DEPOSITS	1,746,745	1,155,042	1,107,895

SHORT-TERM BORROWINGS	57,264	169,112	153,123
LONG-TERM BORROWINGS	79,002	38,850	45,086
ACCRUED INTEREST PAYABLE	3,389	3,555	3,370
OTHER LIABILITIES	16,163	8,085	7,249

TOTAL LIABILITIES	1,902,563	1,374,644	1,316,723

SHAREHOLDERS’ EQUITY
COMMON STOCK	16,130	11,537	11,533
PREFERRED STOCK	46,018	—	—
SURPLUS	118,136	88,030	87,989
RETAINED EARNINGS (ACCUMULATED DEFICIT)	(34,242)	48,070	52,139
ACCUMULATED OTHER COMPREHENSIVE INCOME	3,067	2,007	995
TOTAL SHAREHOLDERS’ EQUITY	149,109	149,644	152,656

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,051,672	$1,524,288	$1,469,380

* Note: Derived from audited financial statements

Yadkin Valley Financial Corporation

(unaudited)

	At or For the Three Months Ended
	Sept. 30	June 30,	March 31,	Dec. 31,	Sept. 30,
	2009	2009	2009	2008	2008

Per Share Data:
Basic Earnings (Loss) per Share	$(4.26)	$(0.46)	$(0.40)	$(0.22)	$0.16
Diluted Earnings (Loss) per Share	(4.26)	(0.46)	(0.40)	(0.22)	0.15
Book Value per Share	6.39	10.48	12.63	12.97	13.24
Tangible Book Value per Share	5.68	5.93	7.61	7.93	8.12
Cash Dividends per Share	0.06	0.06	0.06	0.13	0.13

Selected Performance Ratios:
Return on Average Assets (annualized)	-12.62%	-1.27%	-1.07%	-0.69%	0.49%
Return on Average Equity (annualized)	-125.93%	-12.81%	-9.25%	-6.64%	4.66%
Return on Tangible Equity (annualized)	-191.86%	-18.93%	-13.62%	-10.79%	7.61%
Net Interest Margin (annualized)	3.82%	3.76%	2.87%	2.94%	3.33%
Net Interest Spread (annualized)	3.60%	3.45%	2.53%	2.57%	2.90%
Noninterest Income as a % of Revenue	97.98%	87.40%	113.72%	68.88%	24.76%
Noninterest Income as a % of Average Assets	0.22%	0.37%	0.34%	0.30%	0.21%
Noninterest Expense as a % of Average Assets	3.62%	0.92%	0.75%	0.73%	0.68%
Net Noninterest income as a % of Average Assets	-3.41%	-0.55%	-0.42%	-0.42%	-0.47%
Efficiency Ratio (3)	67.37%	73.44%	75.38%	73.32%	68.64%

Asset Quality:
Nonperforming Loans (000’s)	$45,685	$32,008	$17,420	$13,647	$9,667
Nonperforming Assets(000’s)	55,051	39,777	21,738	17,665	12,668
Nonperforming Loans to Total Loans	2.70%	1.82%	1.28%	1.10%	0.83%
Nonperforming Assets to Total Assets	2.68%	1.84%	1.33%	1.16%	0.86%
Allowance for Loan Losses to Total Loans Held For Investment	3.30%	2.82%	2.61%	1.88%	1.48%
Allowance for Loan Losses to Nonperforming Loans	119.00%	144.00%	177.00%	164.00%	171.00%
Net Charge-offs/Recoveries to Average Loans (annualized)	2.39%	0.27%	0.63%	0.60%	0.24%

Capital Ratios:
Equity to Total Assets	7.27%	9.43%	11.00%	9.82%	10.39%
Tangible Equity to Tangible Assets (2)	6.75%	6.24%	7.73%	6.24%	6.64%
Tier 1 leverage ratio(1)	7.49%	7.87%	8.65%	8.12%	8.36%
Tier 1 risk-based ratio(1)	8.91%	8.67%	9.71%	9.01%	9.40%
Total risk-based capital ratio(1)	10.18%	9.92%	10.97%	10.26%	10.65%

Notes:

(1)

Tier 1 leverage, Tier 1 risk-based, and Total risk -based ratios are ratios for the bank, Yadkin Valley Bank and Trust Company as reported on Consolidated Reports of Condition and Income for a Bank With Domestic Offices Only - FFIEC 041

(2)

Tangible Equity is the difference of stockholders’ equity less the sum of goodwill and core deposit intangible Tangible Assets are the difference of total assets less the sum of goodwill and core deposit intangible

(3)	The Efficiency ratio was calculated excluding the loss on goodwill impairment of $61,565,768 in the third quarter

Yadkin Valley Financial Corporation

(unaudited)

	For the Nine Months Ended Sept. 30,
	2009	2008	2007

Selected Performance Ratios:
Return on Average Assets (annualized)	-5.42%	0.64%	1.40%
Return on Average Equity (annualized)	-51.04%	5.87%	12.08%
Return on Tangible Equity (annualized)	-75.12%	8.64%	17.04%
Net Interest Margin	3.54%	3.39%	4.26%
Net Interest Spread	3.24%	2.89%	3.55%
Noninterest Income as a % of Revenue	96.92%	29.12%	27.77%
Noninterest Income as a % of Average Assets	0.90%	0.82%	1.06%
Noninterest Expense as a % of Average Assets	5.57%	2.12%	2.25%
Net Noninterest income as a % of Average Assets	-4.67%	-1.30%	-1.19%
Efficiency Ratio (1)	71.86%	66.44%	55.90%

Asset Quality:
Net Charge-offs to Average Loans (annualized)	1.14%	0.13%	0.06%

(1) The Efficiency ratio was calculated excluding the loss on goodwill impairment of $61,565,768 in the third quarter

Yadkin Valley Financial Corporation

Average Balance Sheets and Net Interest Income Analysis

(Dollars in Thousands)

(Unaudited)

	Three Months Ended Sept. 30,
	2009			2008
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
INTEREST EARNING ASSETS
Total loans (1),(2)	$1,705,489	$24,812	5.77%	$1,137,645	$17,589	6.13%
Federal funds sold	38,883	20	0.20%	1,659	8	1.91%
Investment securities	193,878	2,252	4.61%	139,266	1,885	5.37%
Interest-bearing deposits	17,951	10	0.22%	13,642	161	4.68%
Total average earning assets (1)	1,956,201	26,932	5.50%	1,292,212	19,643	6.03%
Noninterest earning assets	189,567			147,891
Total average assets	$2,145,768			$1,440,103

INTEREST BEARING LIABILITIES
Time deposits	$1,170,356	$6,735	2.28%	$651,635	$6,501	3.96%
Other deposits	416,963	786	0.75%	288,335	1,044	1.44%
Borrowed funds	140,934	734	2.07%	178,080	1,268	2.82%
Total interest bearing liabilities	1,728,253	8,255	1.90%	1,118,050	8,813	3.13%

Noninterest bearing deposits	198,101			159,238
Other liabilities	4,363			10,302
Total average liabilities	202,464			1,287,590

Shareholders’ equity	215,051			152,513

Total average liabilities and shareholders’ equity	$2,145,768			$1,440,103

NET INTEREST INCOME/ YIELD (3),(4)		$18,677	3.82%		$10,830	3.33%

INTEREST SPREAD (5)			3.60%			2.90%

(1)

Yields related to securities and loans exempt from Federal income taxes are stated on a fully tax-equivalent basis, assuming a Federal income tax rate of 34%, reduced by the nondeductible portion of interest expense

(2)	The loan average includes loans on which accrual of interest has been discontinued.
(3)	Net interest income is the difference between income from earning assets and interest expense.
(4)	Net interest yield is net interest income divided by total average earning assets.
(5)	Interest spread is the difference between the average interest rate received on earning assets and the average rate paid on interest bearing liabilities.

Yadkin Valley Financial Corporation

Average Balance Sheets and Net Interest Income Analysis

(Dollars in Thousands)

(Unaudited)

	Nine Months Ended Sept. 30,
	2009			2008
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
INTEREST EARNING ASSETS
Total loans (1),(2)	$1,563,466	$64,813	5.54%	$1,057,970	$51,104	6.43%
Federal funds sold	15,946	22	0.18%	4,294	45	1.40%
Investment securities	172,597	5,957	4.61%	142,817	5,603	5.23%
Interest-bearing deposits	10,190	31	0.41%	11,095	300	3.60%
Total average earning assets (1)	1,762,199	70,823	5.37%	1,216,176	57,052	6.25%
Noninterest earning assets	185,963			129,706
Total average assets	$1,948,162			$1,345,882

INTEREST BEARING LIABILITIES
Time deposits	$999,200	$19,711	2.61%	$619,681	$19,572	4.21%
Other deposits	378,292	2,358	0.83%	269,385	3,165	1.57%
Borrowed funds	139,645	2,141	2.05%	144,163	3,350	3.10%
Total interest bearing liabilities	1,517,137	24,210	2.13%	1,033,229	26,087	3.36%

Noninterest bearing deposits	178,193			155,585
Other liabilities	45,972			10,934
Total average liabilities	1,741,302			1,199,748

Shareholders’ equity	206,860			146,134

Total average liabilities and shareholders’ equity	$1,948,162			$1,345,882

NET INTEREST INCOME/ YIELD (3),(4)		$46,613	3.54%		$30,965	3.39%

INTEREST SPREAD (5)			3.24%			2.89%

(1)

Yields related to securities and loans exempt from Federal income taxes are stated on a fully tax-equivalent basis, assuming a Federal income tax rate of 34%, reduced by the nondeductible portion of interest expense

(2)	The loan average includes loans on which accrual of interest has been discontinued.
(3)	Net interest income is the difference between income from earning assets and interest expense.
(4)	Net interest yield is net interest income divided by total average earning assets.
(5)	Interest spread is the difference between the average interest rate received on earning assets and the average rate paid on interest bearing liabilities.